Exhibit 10.77

October 5, 2017

Eduardo Alvarez

Dear Eduardo:

On behalf of Amyris, Inc. ("Amyris" or the "Company"), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on October 16, 2017, or on a different date mutually agreed to by both parties, under the following terms:

Position

You will be employed full-time by Amyris as Chief Operating Officer (COO) reporting to John Melo, CEO.

Salary

Your base salary will be $400,000 per year ($33,333 per month) payable in accordance with Amyris' regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to the Company's employee compensation policies then in effect.

Bonus

You will be eligible for a discretionary performance-based bonus, with your initial aggregate annual bonus target being 100% of base salary. Such bonus shall be earned and paid out in accordance with the applicable executive bonus plan adopted by the Company for each year.

Benefits

You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris. Currently, these include (i) 12 paid holidays, (ii) three weeks of paid vacation (pro-rated by hiring date), (iii) up to six days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) vision insurance, (vii) supplemental health and flexible spending accounts, (viii) group term life insurance, (ix) accidental death & disability insurance, (x) long-term disability insurance, and (xi) 401 K plan. You will also be eligible to receive paid access to adjacent gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris' company policies. Enclosed is an Employee Benefits Overview.

Housing

Amyris will provide housing in the bay area, CA and will reimburse up to $5,100 per month for this housing.

Equity Incentiye Plan Awards

Amyris will recommend to its Board of Directors or the relevant committee of the Board of Directors that you be granted (i) an option to purchase 30,000 shares of common stock of Amyris; and (ii) an award of 70,000 restricted stock units ("RSUs"). The option would have an exercise price per share equal to the fair market value of a share of Amyris common stock on the date of grant (generally the closing price of Amyris common stock on NASDAQ as of the date of grant) and vest as follows: (i) 25% of the shares subject to the option upon completion of your twelfth month of employment, and (ii) the balance of the shares subject to the option in a series of 12 equal monthly instalments upon completion of each additional month of employment with Amyris thereafter. The 70,000 share RSU award would vest in equal annual instalments over two years from the vesting commencement date for such award (“2017 RSU VCD"), as determined by the Board of Directors or the relevant committee of the Board of Directors at the time of grant, subject, except as provided below, to your continued employment with Amyris through each vesting date.

Amyris will also recommend, subject to the prior approval by its Board of Directors and its stockholders, and implementation, of an amendment to its 2010 Equity Incentive Plan ("2010 EIP") to increase the maximum number of shares that any employee may receive in any calendar year under the 2010 EIP pursuant to the grant of awards to at least 250,000 shares, to its Board of Directors or the relevant committee of the Board of Directors that you be granted, on or before the earlier of (i) July 1,2018 and (ii) Amyris entering into a definitive agreement relating to a proposed Change of Control (as defined in the Severance Plan (as defined below)) of Amyris (such earlier date, the "Award Deadline"), an award of 250,000 RSUs ("2018 Award'). The 2018 Award would fully vest on the second anniversary of the 2017 RSU VCD, subject, except as provided below, to your continued employment with Amyris through such date.

The awards described above will be subject to the then-current terms and conditions of the 2010 EIP and related award agreements, and to any limits on the number of shares underlying award(s) granted under such plan and agreements. In the event the number of shares authorized under the 2010 EIP is insufficient to enable the Company to make the full 2018 Award on or before the Award Deadline, then on the Award Deadline or as promptly as practicable thereafter, the Company will recommend to its Board of Directors or the relevant committee of the Board of Directors that you be granted a cash-based incentive award (the "Cash-Based Award") designed to provide you with a cash payment upon the second anniversary of the 2017 RSU VCD ("Date of Determination") equal to the value you would have been entitled to receive if the full 2018 Award had been made, less the value of any portion of the 2018 Award actually granted to you on or prior to the Award Deadline, in each case measured as of the Date of Determination, which Cash-Based Award will vest on the Date of Determination, subject, except as provided below, to your continued employment with Amyris through such date. The Cash-Based Award will be in full satisfaction of Amyris' obligations to grant the 2018 Award.

Amyris' Company Policies; Indemnification Agreement

As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you. Amyris will enter into its standard director and officer indemnification agreement with you, a copy of which accompanies this offer.

"At-Will" Employment

Employment with Amyris is "at-will". This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. ·It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris' personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the "at-will" nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by an authorized Amyris executive officer signing on behalf of Amyris.

Termination and Change in Control Benefits

As an executive of Amyris, upon commencement of employment, you will be eligible to participate in the Company's Executive Severance Plan (the "Severance Plan"), a copy of which is attached hereto as Exhibit A. In order to participate in the Severance Plan, you will be required to execute the "Participation Agreement" in the form attached to the Severance Plan and to comply with the other terms of the Severance Plan; provided, that your Participation Agreement will provide that, in the event that prior to full vesting of the equity awards set forth above in the Equity Incentive Plan Awards paragraph (each, an "Award”), your employment terminates in circumstances entitling you to severance benefits under the Severance Plan (whether before or after a Change of Control (as defined in the Severance Plan)) (a "Qualifying Termination"), then upon such Qualifying Termination the vesting and exercisability of each Award shall be automatically accelerated 100% and the forfeiture provisions and/or Amyris right of repurchase of each Award shall automatically lapse accordingly, with the amount of the Cash-Based Award, if any, to be determined as of the date of the Qualifying Termination in accordance with the third paragraph under "Equity Incentive Plan Awards" above (with the Date of Determination deemed to be the date of such Qualifying Termination for such purpose) and paid promptly (and in any event within sixty (60) days) thereafter.

Full-Time Service to Amyris

Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from an officer of Amyris.

Conditions of Offer

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	Approval of the terms of this offer by Amyris' Leadership Development and Compensation Committee (LDCC).

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement ("PIIA") without modification.

•	You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by Amyris that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration ("Arbitration Agreement") without modification.

•	All amounts hereunder are subject to income tax withholding as required by law.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris' premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the "Offer Documents") shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment, which for the avoidance of doubt shall include the Offer Letter dated as of September 25, 2017, which shall be deemed void ab initio. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to Christing Ofori, CHRO by October 6, 2017. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at (510) 597-5569.

Sincerely,

/s/ Christine Ofori

Christine Ofori
Chief Human Resources Officer

I HAVE READ AND ACCEPT THIS AMENDMENT:

/s/ Eduardo Alvarez	October 4, 2017
Eduardo Alvarez	Date

Enclosures:

Proprietary Information and Inventions Agreement

Mutual Agreement to Arbitrate

Employee Benefits Overview

Exhibit A (Executive Severance Plan)